Exhibit 99.1

Celanese Corporation Reports First Quarter Earnings

Dallas, May 5, 2025: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter 2025 U.S. GAAP diluted loss per share of $0.15 and adjusted earnings per share of $0.57. The Company generated net sales of $2.4 billion in the first quarter, a 1 percent increase from the previous quarter driven by a 2 percent increase in volume, with a small offset in currency. Most end-markets developed as anticipated, with persistent global demand sluggishness, especially in key segments like automotive, paints, coatings, and construction. Celanese continued to drive self-help measures in support of the three strategic priorities of increasing cash to deleverage the balance sheet, intensifying cost improvements, and driving top-line growth through differentiated business models. These actions supported the Company's ability to deliver first quarter consolidated operating profit of $168 million, adjusted EBIT of $234 million, and operating EBITDA of $414 million at margins of 7, 10, and 17 percent, respectively. The results were driven by favorable mix and productivity gains in Engineered Materials, which were partially offset by slightly higher costs and greater than anticipated delays in order timing in the Acetyl Chain.
The difference between U.S. GAAP diluted loss per share and adjusted earnings per share in the first quarter was primarily due to Certain Items totaling $43 million1 and expenses related to refinancing of $32 million.
During the first quarter, Celanese implemented multiple new actions, in addition to previously announced plans, to deliver consistent earnings growth and increase cash generation to deleverage the balance sheet in the current dynamic global environment. These actions include the following:
•Completed a series of transactions, including registered offerings of approximately $2.6 billion aggregate principal of notes, that improved the near-term maturity profile, lowered the blended borrowing rate, and enhanced prepayment flexibility. These transactions enable the Company to better focus on generating free cash flow and proceeds from intended divestitures to manage the maturities due through 2027.
•Increased the cost reduction targets Celanese expects to achieve in 2025 to approximately $120 million. Previously, the Company announced $80 million in cost reductions, primarily in selling, general, and administrative (SG&A) productivity. In addition, Celanese has identified $40 million in additional cost savings opportunities, which are evenly split between the Engineered Materials business and the Acetyl Chain business. The additional cost reductions in Engineered Materials focus on streamlining areas such as the logistics and distribution network, discretionary spending, and further SG&A optimization. Within the Acetyl Chain, the additional cost reductions focus on plant and distribution productivity.
1 Mainly driven by employee-termination costs related to business optimization projects

•Announced the intention to pursue a complete divestiture of the Micromax® business, a global manufacturer of electronic pastes and ceramic tapes that is currently within the Engineered Materials portfolio. The business provides solutions across several end-markets, including radar and communications, health and specialty technologies, automotive, and circuit board components.
"Our end-markets in the first quarter exhibited dynamics similar to the fourth quarter, and demand in our businesses developed mostly as we expected," said Scott Richardson, president and chief executive officer. "While tariffs are a constant topic, we saw no direct impact in the first quarter. No matter how the demand environment develops over the remainder of the year, our mission is unchanged. We intend to continue driving productivity and earnings growth through execution of our three key priorities, and are taking aggressive actions to generate cash, reduce costs, and drive growth through our two differentiated business models. Our recent refinancing reduced the debt obligations we have in the near term, and supports our goal of using free cash flow and divestiture proceeds to address maturities due through 2027. As you can see from our announcement today, we are focused on completing divestitures and plan to use those proceeds to advance our debt repayment and deleveraging. We will continue to execute bold actions to reestablish Celanese as a top tier company for shareholder returns."

First Quarter 2025 Financial Highlights:

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,287	1,281	1,378
Acetyl Chain	1,116	1,110	1,261
Intersegment Eliminations	(14)	(21)	(28)
Total	2,389	2,370	2,611

Operating Profit (Loss)
Engineered Materials	96	(1,508)	89
Acetyl Chain	162	216	254
Other Activities	(90)	(113)	(133)
Total	168	(1,405)	210

Net Earnings (Loss)	(17)	(1,911)	124

Adjusted EBIT(1)
Engineered Materials	126	156	201
Acetyl Chain	168	253	296
Other Activities	(60)	(76)	(90)
Total	234	333	407

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	17	33	50
Acetyl Chain	3	35	36

Operating EBITDA(1)	414	517	583
Diluted EPS - continuing operations	$(0.15)	$(17.45)	$1.10
Diluted EPS - total	$(0.19)	$(17.50)	$1.10
Adjusted EPS(1)	$0.57	$1.45	$2.08

Net cash provided by (used in) investing activities	(98)	(128)	(151)
Net cash provided by (used in) financing activities	45	(189)	(259)
Net cash provided by (used in) operating activities	37	494	101
Free cash flow(1)	(73)	381	(40)
____________________________
(1)See "Non-US GAAP Financial Measures" below.

First Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered first quarter net sales of $1.1 billion, which was a 1 percent sequential increase and attributable to a 3 percent increase in volume that was partially offset by 1 percent declines in both price and currency. The demand environment for the business was similar to the fourth quarter and reflected persistent Western Hemisphere demand weakness. The impact of supply increases in China was similar to the previous quarter, and combined with sluggish Asia demand for paint, coatings, and construction, led to continuing demand challenges. In addition, anticipated delays of order patterns in the acetate tow product line were slightly larger than expected in the first quarter. Despite these headwinds, the business delivered sequential volume increases in other product lines. The business delivered first quarter operating profit of $162 million, adjusted EBIT of $168 million, and operating EBITDA of $229 million at margins of 15, 15, and 21 percent, respectively. As expected, the Acetyl Chain faced earnings headwinds from the delay of a dividend payment from the first quarter to the second quarter, due to a change in Chinese law. The business also experienced slightly higher energy costs in the quarter. The Acetyl Chain continues to take actions to drive consistency of earnings, including announcing a price increase in the vinyls chain in the Western Hemisphere that took effect in late March.
Engineered Materials
Engineered Materials reported first quarter net sales of $1.3 billion, representing an increase of 1 percent compared to the previous quarter, consisting of a 1 percent increase in both volume and price, partially offset by a 1 percent decline in currency. The business faced a demand environment that was largely similar to the fourth quarter, with stabilizing but not yet normalized demand across most key end-markets. The significant automotive destocking in the Western Hemisphere that began in the second half of 2024 continued through the first quarter, largely reaching more stabilized levels by late March. While sequential global automotive builds were down 10 percent, and most pronounced in Asia, Engineered Material's worldwide automotive volumes grew 5 percent in the same period. Engineered Materials reported first quarter operating profit of $96 million, adjusted EBIT of $126 million, and operating EBITDA of $235 million, with margins of 7, 10, and 18 percent, respectively. Business results were driven by improved mix, evidenced by more favorable sales of medical implant grades due to lower than expected seasonal impacts, as well as increased sales of higher margin, differentiated products. Additionally, the business drove productivity initiatives to achieve lower than expected costs in the quarter. Engineered Materials also continues to upgrade the pipeline growth model. The evolution of the project pipeline model remains central to the Engineered Materials growth strategy as the Company continues to prioritize high impact, high performance, and demanding opportunities that are expected to drive improved earnings.
Cash Flow and Tax
Celanese reported first quarter operating cash flow of $37 million and free cash flow of ($73) million, which included cash capital expenditures of $102 million. First quarter operating cash flow results were driven by working capital timing items as well as initial progress against inventory reduction goals in Engineered Materials. In the first quarter, Celanese returned $3 million in cash to shareholders via dividends.

The effective U.S. GAAP income tax rate was (300) percent for the first quarter resulting from a tax expense combined with a GAAP loss in continuing operations compared with a tax expense of 21 percent for the same quarter in 2024. The effective income tax rate for the first quarter was lower compared to the same period in 2024, primarily due to increases in valuation allowance on U.S. foreign tax credit carryforwards and decreased earnings in the current year. The effective tax rate for adjusted earnings was 9 percent for the first quarter and we anticipate this rate for 2025 based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"The already difficult demand environment has become more uncertain with the developments around tariffs and global trade issues. Our global production network provides us flexibility to manage most of the direct cost impacts of the current tariff conditions. Due to our mitigation preparations, we don't anticipate direct tariff impact in the second quarter," said Scott Richardson. "We expect tailwinds as several non-recurring items from the first quarter do not repeat, including the resumption in the second quarter of the dividend in the Acetyl Chain from our partner in China. We also anticipate slight volume recovery in automotive in the second quarter with more stabilized demand especially in the U.S. and China, as well as a normalization of acetate tow orders after the first quarter timing delays. Given these dynamics, we anticipate second quarter adjusted earnings per share to be $1.30 to $1.50. Still, the potential impacts of tariffs on demand make it difficult to predict earnings for the full year."
"In times like these of high uncertainty, the most important lever that we can pull is cash generation to deleverage our balance sheet, and that will remain our top priority. Over the past five years we have averaged approximately $1 billion in free cash flow each year, and I'm confident we can capitalize on that critical capability during these challenging times. Considering the macro-driven earnings uncertainty, cash generation is our emphasis, and we expect to deliver $700 to $800 million of free cash flow in 2025, assuming no meaningful downturn in demand."
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on May 5, 2025. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Jamaison Schuler	Petra Czugler
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2024 net sales of $10.3 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about May 5, 2025 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(In $ millions, except share and per share data)
Net sales	2,389	2,370	2,611
Cost of sales	(1,913)	(1,831)	(2,057)
Gross profit	476	539	554
Selling, general and administrative expenses	(230)	(262)	(265)
Amortization of intangible assets	(40)	(40)	(41)
Research and development expenses	(31)	(31)	(34)
Other (charges) gains, net	(31)	(1,621)	(14)
Foreign exchange gain (loss), net	21	12	11
Gain (loss) on disposition of businesses and assets, net	3	(2)	(1)
Operating profit (loss)	168	(1,405)	210
Equity in net earnings (loss) of affiliates	22	39	55
Non-operating pension and other postretirement employee benefit (expense) income	2	(27)	2
Interest expense	(170)	(164)	(169)
Refinancing expense	(32)	—	—
Interest income	4	5	13
Dividend income - equity investments	1	33	34
Other income (expense), net	2	—	12
Earnings (loss) from continuing operations before tax	(3)	(1,519)	157
Income tax (provision) benefit	(9)	(387)	(33)
Earnings (loss) from continuing operations	(12)	(1,906)	124
Earnings (loss) from operation of discontinued operations	(6)	(6)	—
Income tax (provision) benefit from discontinued operations	1	1	—
Earnings (loss) from discontinued operations	(5)	(5)	—
Net earnings (loss)	(17)	(1,911)	124
Net (earnings) loss attributable to noncontrolling interests	(4)	(3)	(3)
Net earnings (loss) attributable to Celanese Corporation	(21)	(1,914)	121
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(16)	(1,909)	121
Earnings (loss) from discontinued operations	(5)	(5)	—
Net earnings (loss)	(21)	(1,914)	121
Earnings (loss) per common share - basic
Continuing operations	(0.15)	(17.45)	1.11
Discontinued operations	(0.04)	(0.05)	—
Net earnings (loss) - basic	(0.19)	(17.50)	1.11
Earnings (loss) per common share - diluted
Continuing operations	(0.15)	(17.45)	1.10
Discontinued operations	(0.04)	(0.05)	—
Net earnings (loss) - diluted	(0.19)	(17.50)	1.10
Weighted average shares (in millions)
Basic	109.4	109.4	109.1
Diluted	109.4	109.4	109.5

Consolidated Balance Sheets - Unaudited

	As of March 31, 2025	As of December 31, 2024

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	951	962
Trade receivables - third party and affiliates, net	1,240	1,121
Non-trade receivables, net	640	493
Inventories	2,309	2,284
Other assets	278	285
Total current assets	5,418	5,145
Investments in affiliates	1,220	1,217
Property, plant and equipment, net	5,259	5,273
Operating lease right-of-use assets	379	388
Deferred income taxes	1,295	1,251
Other assets	543	555
Goodwill	5,413	5,387
Intangible assets, net	3,670	3,641
Total assets	23,197	22,857
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	406	1,501
Trade payables - third party and affiliates	1,314	1,228
Other liabilities	997	1,120
Income taxes payable	80	4
Total current liabilities	2,797	3,853
Long-term debt, net of unamortized deferred financing costs	12,378	11,078
Deferred income taxes	924	933
Uncertain tax positions	291	286
Benefit obligations	396	396
Operating lease liabilities	284	294
Other liabilities	512	408
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,486)	(5,486)
Additional paid-in capital	413	409
Retained earnings	11,076	11,100
Accumulated other comprehensive income (loss), net	(817)	(848)
Total Celanese Corporation shareholders' equity	5,186	5,175
Noncontrolling interests	429	434
Total equity	5,615	5,609
Total liabilities and equity	23,197	22,857